AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2017

REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONE LIBERTY PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	13-3147497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Lundy, Esq.
Senior Vice President and Secretary
One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jeffrey A. Baumel, Esq.
Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon the filing with the Commissions pursuant to Rule 462(e) under the Securities Act check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether registrant is large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated Filer ☒	Non-Accelerated filer ☐	Smaller reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)
Common Stock, par value $1.00 per share
Preferred Stock, par value $1.00 per share
Warrants
Subscription Rights
TOTAL	$250,000,000	100%	$250,000,000	$28,975

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The Registrant is hereby registering an indeterminate number of each identified class of its securities up to a proposed maximum aggregate offering price of $250,000,000, which may be offered from time to time in unspecified numbers at unspecified prices. The Registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The Registrant is hereby also registering an indeterminate number of each class of its securities that may be purchased by underwriters to cover over-allotments, if any, up to a proposed maximum offering price of $250,000,000.
(3)	The Registrant is hereby registering such indeterminate number of each identified class of the identified securities as may be issued upon conversion, exchange, or exercise of any other securities that provide for such conversion, exchange or exercise, up to a proposed maximum offering price of $250,000,000. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock and preferred stock being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered. Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes a total of $200,874,011 of unsold securities that had previously been registered under the Registrant’s registration statement on Form S-3, initially filed with the Securities and Exchange Commission on November 13, 2013 as amended by Amendment No. 1 thereto filed on March 10, 2014, and declared effective on March 12, 2014, File No. 333-192319 (the “Prior Registration Statement”). The Prior Registration Statement registered securities for a maximum aggregate offering price of $250,000,000 and of that amount, the Registrant has sold common stock for an aggregate offering price of $49,125,989, leaving a balance of unsold securities with an aggregate offering price of $200,874,011. The Registrant is paying a registration fee of $5,693.70 in connection with the registration of $49,125,989 of newly registered securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement. If the Registrant sells any of such unsold securities pursuant to the Prior Registration Statement after the date of the initial filing, and prior to the date of effectiveness of this registration statement, the registrant will file a pre-effective amendment to this registration statement which will reduce the number of such unsold securities from the Prior Registration Statement included on this registration statement and increase the additional securities registered herein so that the total amount of securities registered herein will equal $250,000,000, and will pay the additional registration fee resulting therefrom.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 10, 2017

PROSPECTUS

$250,000,000

ONE LIBERTY PROPERTIES, INC.

Common Stock
Preferred Stock
Warrants
Subscription Rights

We may offer and sell, from time to time, together or separately, in one or more offerings, (i) shares of our common stock, par value $1.00 per share, (ii) shares of our preferred stock, par value $1.00 per share, which we may issue in one or more series, (iii) warrants to purchase our equity securities and (iv) subscription rights, up to a maximum aggregate offering price of $250,000,000.

We will offer our securities in amounts, at prices and on the terms to be determined at the time we offer the securities. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering, including the price at which those securities will be sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “OLP.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

The securities may be offered on a delayed or continuous basis and may be offered and sold directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or through any other method provided in the applicable prospectus supplement. If any underwriters are involved in the sale of the securities, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. For additional information on the methods of sale of the securities, you should refer to the section entitled “Plan of Distribution” in this prospectus and to the corresponding section in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The specific terms of the securities may include limitations on actual, beneficial or constructive ownership and restrictions on the transfer of the securities that may be appropriate to preserve our status as a REIT.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, the applicable prospectus supplement relating to the offering and other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2017

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process, which allows us to sell the securities covered by this prospectus from time to time, together or separately, in one or more offerings up to an aggregate public offering price of $250,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the number of securities, and the price at which, and the specific manner in which, those securities may be offered and sold. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or amendment. We have not authorized any other person to provide you information different from that contained in this prospectus or incorporated by reference in this prospectus or any prospectus supplement or amendment. You should assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate only as of the date on the cover page. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, references to “OLP,” “Company,” “we,” “us,” “our,” and “registrant” refer to One Liberty Properties, Inc. and all of its subsidiaries. The phrase “this prospectus” refers to this prospectus and the applicable prospectus supplement, unless the context otherwise requires. References to “securities” refer to the common stock, preferred stock, warrants and subscription rights offered by this prospectus, unless we specify or the context indicates or requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our electronic filings with the SEC are available to the public on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 800-SEC-0330 for more information about their Public Reference Room and their copy charges.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We are incorporating by reference the following documents that we have previously filed with the SEC, except for any document or portion thereof “furnished” to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 10, 2017,
•	Our Current Report on Form 8-K filed on March 10, 2017, (excluding the information contained in Item 2.02 and any information pertaining to such item in Exhibit 99.1 therein, which are not incorporated by reference herein); and
•	The description of our shares of common stock contained in our Registration Statement on Form 8-A, filed on January 5, 2004, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date that the registration statement of which this prospectus is a part is first filed with the SEC and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus from the date of filing of such documents and reports. Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document or report incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to constitute a part of this prospectus as it is so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to: Mark H. Lundy, Secretary, One Liberty Properties, Inc., 60 Cutter Mill Road, Great Neck, N.Y. 11021 or 516-466-3100.

WHO WE ARE

We are a self-administered and self-managed real estate investment trust, also known as a REIT. We acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, health and fitness and other properties, many of which are under long-term leases.

We were incorporated under the laws of the State of Maryland on December 20, 1982. We have elected to be treated as a REIT for U.S. federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed in “Federal Income Tax Considerations” beginning on page 13 of this prospectus. Additional information regarding our business can be found under the heading “Business” contained in Part I, Item 1 in our most recent Annual Report on Form 10-K.

The address and phone number of our principal executive office is 60 Cutter Mill Road, Great Neck, N.Y. 11021 and 516-466-3100. Our website address is: www.onelibertyproperties.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC prospectus and our reports filed under the Exchange Act and incorporated by reference in this prospectus and other documents we file with the SEC and other offering materials and documents deemed to be incorporated by reference herein or therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof and include, without limitation, statements regarding our future estimated funds from operations (FFO) and the resulting yield. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

•	the financial condition of our tenants and the performance of their lease obligations;
•	general economic and business conditions, including those currently affecting our nation’s economy and real estate markets;
•	the availability of and costs associated with sources of liquidity;
•	accessibility of debt and equity capital markets and our ability to renew or refinance our current debt obligations;
•	general and local real estate conditions, including any changes in the value of our real estate;
•	breach of credit facility covenants or other terms;
•	more competition for leasing of vacant space due to current economic conditions;

•	changes in governmental laws and regulations relating to real estate and related investments;
•	the level and volatility of interest rates;
•	competition in our industry; and
•	the other risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q that we file after the date the registration statement to which this prospectus relates is first filed and prior to the termination of the offering.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus and other documents we file with the SEC, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed or incorporated by reference in this prospectus and other documents we file with the SEC may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K and any risk factors disclosed under the heading “Risk Factors” in Part II, Item 1A in any Quarterly Report on Form 10-Q that we file after our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus will be used for the acquisition of additional real estate properties and for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures and any other purposes that we may specify in the applicable prospectus supplement. If a material part of the net proceeds is used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement, as required.

We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF CAPITAL STOCK

The following paragraphs constitute a summary as of the date of this prospectus and do not purport to be a complete description of our capital stock. The following paragraphs are qualified in their entirety by reference to our Articles of Incorporation, as amended and restated, our Bylaws, as amended, and Maryland law. For a complete description of our capital stock, we refer you to our Articles of Incorporation, as amended and restated, and our Bylaws, as amended, each of which is incorporated by reference in this prospectus and any accompanying prospectus supplement.

General

Our Articles of Incorporation, as amended and restated, which we refer to herein as our “charter,” provides that we may issue up to 37,500,000 shares of stock, consisting of 25,000,000 shares of common stock, par value $1.00 per share, and 12,500,000 shares of preferred stock, par value $1.00 per share. We refer to our common stock and preferred stock collectively as “capital stock.” As of March 9, 2017, 18,399,721 shares of common stock (excluding 200,000 shares subject to issuance upon satisfaction of performance and time based vesting conditions with respect to the related restricted stock units) and no shares of preferred stock were outstanding. We may issue additional shares of capital stock, either independently or together with other offered securities. The shares of capital stock may be attached to or separate from those offered securities. For a description of restrictions on ownership and transfer that apply to our capital stock, please refer to “Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer.”

Common Stock

Subject to the preferential rights of any other shares or series of capital stock, holders of shares of our common stock are entitled to receive distributions on such shares if, as and when authorized and declared by our board of directors out of assets legally available and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock, voting as one class, can elect all of the directors then standing for election and the holders of the remaining shares of our common stock will not be able to elect any directors. Holders of shares of common stock have no preference, conversion, sinking fund, redemption, exchange or preemptive rights to subscribe for any of our securities.

Our charter authorizes our board of directors to take such action, in addition to the other provisions contained in the charter, as it deems necessary or advisable, to protect the Company and the interests of shareholders by preserving our status as a REIT. The charter authorizes our board of directors to refuse or prevent a transfer of shares of our capital stock to any person whose acquisition of such shares would, in the opinion of our board of directors, result in our disqualification as a REIT. In addition, any transfer of our capital stock that, if effective, would result in a shareholder owning shares in excess of the ownership limit set forth in our charter (as described under “Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer”), in our shares of capital stock being owned by less than 100 persons or in the Company being “closely held” shall be void from the date of the purported transfer.

Pursuant to the Maryland General Corporation Law (the “MGCL”), a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, approves such action, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any such action by a majority of the votes entitled to be cast in the matter, except that an amendment to our charter changing the rights, privileges or preferences of any class or series of outstanding stock must be approved by not less than two-thirds of the outstanding shares of such class or series of stock.

Preferred Stock

Our charter grants authority to our board of directors to authorize from time to time the issue, in one or more series, of up to 12,500,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, no shares of preferred stock are outstanding.

If we issue preferred stock, the shares we issue will be fully paid and non-assessable. Prior to the issuance of a new series of preferred stock, we will file, with the State Department of Assessments and Taxation of Maryland, Articles Supplementary that will become part of our charter and that will set forth the terms of the new series including:

•	the title and stated value;
•	the number of shares offered, liquidation preference and offering price;
•	the dividend rate, if any, and, if applicable, the dividend periods and payment dates;
•	the date on which dividends, if any, begin to accrue, and, if applicable, accumulate;
•	any auction and remarketing procedures;
•	any retirement or sinking fund requirement;
•	the terms and conditions of any redemption right;
•	the terms and conditions of any conversion or exchange right;
•	any listing of the offered shares on any securities exchange;
•	any voting rights;
•	the relative ranking and preferences of the preferred shares as to dividends, liquidation, dissolution or winding up;
•	any limitations on issuances of any other series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;
•	any limitations on direct or beneficial ownership and restrictions on transfer; and
•	any other specific terms, preferences, rights, limitations or restrictions, including any restrictions on the repurchases or redemption of shares by us while there is any arrearage in the payment of applicable dividends or sinking fund installments.

DESCRIPTION OF WARRANTS

The following paragraphs constitute a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants. The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” on page 1 of this prospectus. We urge you to read the applicable warrant certificate, warrant agreement and any applicable prospectus supplement in their entirety.

General

We may issue warrants to purchase our equity securities. We may issue warrants independently or together with any other offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of certain material U.S. federal income tax considerations applicable to the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the maximum or minimum number of warrants that may be exercised at any time; and
•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. A warrant holder may exercise such warrants at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following paragraphs constitute a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find Additional Information” on page 1 of this prospectus. We urge you to read the applicable subscription rights certificate, subscription rights agreement and any applicable prospectus supplement in their entirety.

We may issue subscription rights to purchase shares of our common stock, preferred stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each share of our common stock, preferred stock or other security upon the exercise of the subscription rights;
•	the number of subscription rights issued to each securityholder;
•	the number and terms of the shares of our common stock, preferred stock or other securities which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Restrictions on Ownership and Transfer

In order for OLP to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

Because our board of directors determined that it is important for us to continue to qualify as a REIT, our charter was amended in 2005, to restrict, subject to certain exceptions, the number of shares that a person may own. These restrictions are designed to safeguard us against an inadvertent loss of REIT status—they terminate in the event the board of directors determines that it is not in our best interest to qualify as a REIT.

Pursuant to our charter, as amended in 2005, (i) any stockholder who beneficially owned a total amount or value in excess of 9.9% of our capital stock on June 14, 2005 was prohibited from beneficially owning in excess of a total amount or value of our capital stock that may cause the Company to violate such provisions of the Code relating to REITs, and (ii) any other person was restricted from beneficially owning a total amount or value of 9.9% or more of any class or series of common stock and preferred stock of the Company. Pursuant to the attribution rules under the Code, Fredric H. Gould, vice-chairman of our board of directors, is our only stockholder that beneficially owned in excess of 9.9% of our capital stock on June 14, 2005. Therefore, except as limited by the Code and the rules and regulations promulgated thereunder, or as our board of directors may otherwise require, Mr. Gould is the only person permitted to own and acquire shares of our capital stock, directly or indirectly, in excess of 9.9% of total amount or value.

The stock ownership rules under the Code are complex and may cause the outstanding shares of capital stock owned by a group of related individuals or entities to be deemed to be beneficially owned by one individual or entity. Specific attribution rules apply in determining whether an individual or entity owns any class or series of common stock or preferred stock of the Company. Under these rules, any shares owned by a corporation, partnership, estate or trust are deemed to be owned proportionately by such entities’ stockholders, partners, or beneficiaries. Furthermore, an individual stockholder is deemed to own any shares that are owned, directly or indirectly, by that stockholders’ brothers and sisters, spouse, parents or other ancestors, and children or other descendants. In addition, a stockholder is deemed to own any shares that he can acquire by exercising options.

As a result of these attribution rules, even though a stockholder may own less than 9.9% of a class of outstanding shares, that individual or entity may be deemed to beneficially own 9.9% or more of the class of outstanding stock, which would subject the individual or entity to the ownership limitations contained in our charter. The charter provides that any attempt to acquire or transfer shares of common stock or preferred stock and any resulting transfer thereof which would result in a stockholder owning an amount that equals or exceeds the ownership limit without the consent of the board of directors shall be null and void.

In the event that the board of directors or its designees determines in good faith that a prohibited transfer has taken place or is intended, the board or its designee is authorized to take any action it deems advisable to void or to prevent the transfer. These actions include, among other things, refusing to give effect to the transfer on the books of the Company, instituting legal proceedings to enjoin the transfer, redeeming the shares purported to be transferred for an amount which may be less than the price the stockholder paid for such shares, and transferring the shares by operation of law to a charitable trust. In the event the shares are transferred to a charitable trust, any dividends on such shares shall inure to such charitable trust and the trustee of such charitable trust shall be entitled to all voting rights with respect to such shares.

OLP’s board of directors may increase or decrease the ownership limits, provided (1) any decrease may, with specified exceptions, only be made prospectively to subsequent holders and (2) any increase may only be made if, after giving effect to the increase, five or fewer beneficial stockholders could not beneficially own in the aggregate more than 49% of the outstanding shares. Prior to modification of the ownership limit, OLP’s board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

Neither the ownership restrictions nor the ownership limit will be removed automatically even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as described above, any change in the ownership restrictions would require an amendment to OLP’s charter. Amendments to OLP’s charter generally require the affirmative vote of holders owning not less than a majority of the outstanding shares entitled to vote thereon. In addition to preserving OLP’s status as a REIT, the ownership restrictions and the ownership limit may have the effect of precluding an acquisition of control of OLP without the approval of its board of directors.

The ownership limit could have the effect of delaying, deferring or preventing a transaction or a change in control of OLP that might involve a premium price for the common shares or otherwise be in the best interest of OLP’s stockholders.

Classification of Our Board of Directors, Vacancies and Removal of Directors

Our charter provides that our board of directors is divided into three classes. Directors of each class serve for terms of three years each, with the terms of each class beginning in different years. We currently have 11 directors. Two of the classes consist of four directors, and the third class consists of three directors.

At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting are elected for a three-year term and the directors in the other two classes continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.

Our bylaws provide that any vacancy on our board may be filled by action of a majority of the board. A director elected by the board to fill a vacancy will hold office until the next annual meeting of stockholders or until his successor is elected and qualified. Our charter provides that our stockholders may only remove an incumbent director for cause, at a meeting of the stockholders duly called and at which a quorum is present, upon an affirmative vote of the majority of all of the outstanding shares entitled to vote thereon.

Indemnification

Our charter and our bylaws obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter provides for the elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Act

Pursuant to Article IX of our charter, we have expressly elected not to be subject to, or governed by, the MGCL’s requirements for “business combinations” between a Maryland corporation and “interested stockholders.”

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote (excluding all interested shares) must vote in favor of granting the “control shares” voting rights. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power of at least 10% of the voting power in electing directors.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), that person may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If that person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or
•	any meeting where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to cause us to redeem your stock for fair value. Under the MGCL, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

Our bylaws exempt any acquisition by Gould Investors L.P. of our equity securities from the provisions of the control share acquisition statute. This section of our bylaws may not be amended or repealed without the written consent of Gould Investors L.P. or approval of the holders of at least two-thirds of the outstanding shares of our capital stock.

The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Amendment to Our Charter

The vote of a majority of the shares entitled to vote may amend our charter, except that no amendment changing the terms or rights of any class or series of outstanding stock, by classification, re-classification or otherwise, will be valid unless such amendment is authorized by not less than two-thirds of the outstanding voting shares of such class or series of stock.

Amendment to Our Bylaws

Our board of directors has the power to alter, modify or repeal any of our bylaws and to make new bylaws, except that our board may not alter, modify or repeal (1) any bylaws made by stockholders; (2) Section 11 of Article II of our bylaws governing the Gould Investors L.P. exemption from the control share acquisition statute; (3) Section 17 of Article III of our bylaws that governs our investment policies and restrictions; or (4) Section 18 of Article III of our bylaws that governs management arrangements.

In addition, our stockholders have the power to alter, modify or repeal any of our bylaws and to make new bylaws by majority vote; however at least two- thirds of the holders of outstanding shares of any preferred stock must vote in favor of any amendment which changes the rights, privileges or preferences of such preferred stock, and the vote of at least two-thirds of the holders of our outstanding shares of capital stock is needed to amend or repeal the Gould Investors L.P. exemption from the control share acquisition statute, as discussed above under “Maryland Control Share Acquisition Act.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, state securities laws may limit indemnification.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax issues that you, as a prospective investor, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of prospective investors that are subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Stockholders,” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Stockholders,” below).

The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Code, and the ownership and disposition of shares of our capital stock.

Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of shares of our capital stock, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;
•	you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;
•	the discussion below does not address any state, local or non-U.S. tax considerations; and
•	the discussion below deals only with stockholders that hold shares of our capital stock as a “capital asset,” within the meaning of Section 1221 of the Code.

WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND SELLING SHARES OF OUR CAPITAL STOCK, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND SELLING SHARES OF OUR CAPITAL STOCK IN YOUR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

The information contained in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Taxation of One Liberty Properties, Inc. as a REIT

Dentons US LLP (“Dentons”), which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that, to the extent that it constitutes matters of law or legal conclusions, it fairly summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code and to investors in shares of our capital stock. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.

It is the opinion of Dentons that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our taxable year ended December 31, 2006 through and including our taxable year ended December 31, 2016, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2017 and thereafter. We emphasize that this opinion of Dentons is based on various assumptions, certain representations and statements made by us as to factual matters and is conditioned upon such assumptions, representations and statements being accurate and complete. Dentons has advised us that it is not aware of any facts or circumstances that are not consistent with these representations, assumptions and statements. Potential purchasers of shares of our capital stock should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In general, our qualification and taxation as a REIT depends upon our ability to satisfy, through actual operating results, distribution, diversity of share ownership, and other requirements imposed under the Code, none of which has been, or will be, reviewed by Dentons. Accordingly, while we intend to continue to qualify to be taxed as a REIT under the Code no assurance can be given that the actual results of our operations for any particular taxable year has satisfied, or will satisfy, the requirements for REIT qualification.

Commencing with our taxable year ended December 31, 1983, we elected to be taxed as a REIT under the Code. We believe that commencing with our taxable year ended December 31, 1983, we have been organized and have operated in such a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. However, we cannot assure you that we will, in fact, continue to operate in such a manner or continue to so qualify as a REIT under the Code.

If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the “double taxation” (i.e., a corporate-level tax and stockholder-level tax) that generally results from investment in a regular subchapter C corporation. However, we will be subject to U.S. federal income tax as follows:

•	First, we would be taxed at regular corporate rates on any of our undistributed REIT taxable income, including our undistributed net capital gains (although, to the extent so designated by us, stockholders would receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).
•	Second, under certain circumstances, we may be subject to the “corporate alternative minimum tax” on our items of tax preference.
•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.
•	Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.
•	Fifth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income (90% for taxable years beginning on or before October 22, 2004) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.
•	Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income required to be distributed from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.
•	Seventh, if we were to acquire an asset from a corporation that is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and we subsequently recognize gain on the disposition of the asset within the five-year period beginning on the day that we acquired the asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired.

•	Eighth, for taxable years beginning after December 31, 2000, we could be subject to a 100% tax on certain payments that we receive from one of our taxable REIT subsidiaries, (“TRSs”), or on certain expenses deducted by one of our TRSs, if the economic arrangement between us, the TRS and the tenants at our properties are not comparable to similar arrangements among unrelated parties.
•	Ninth, if we fail to satisfy a REIT asset test, as described below, during our 2005 and subsequent taxable years, due to reasonable cause and we nonetheless maintain our REIT qualification under the Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
•	Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) during our 2005 and subsequent taxable years and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.
•	Eleventh, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders.
•	Finally, the earnings of our lower-tier entities that are subchapter C corporations, including TRSs but excluding our QRSs (as defined below), are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification—In General

To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the annual gross income tests, the quarterly asset tests, distribution requirements, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4)	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	during the last half of each taxable year, not more than 50% in value of the outstanding capital stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities;
(7)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and
(8)	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the requirements (1)-(4), (7) and (8) above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made and, thereafter, requirement (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

We believe that we have satisfied the requirements above for REIT qualification. In addition, our charter currently includes restrictions regarding the ownership and transfer of shares of our capital stock, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and (6) above). The ownership and transfer restrictions pertaining to shares of our capital stock are described in the prospectus under the heading “Description of Securities” and “Provisions of Maryland Law and of our Charter and Bylaws-Restrictions on Ownership and Transfer.”

In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) (“QRS”) are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of the stock of such corporation is owned by the REIT, except that it does not include any corporation that is a TRS of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as OLP’s assets, liabilities and items of income, deduction and credit.

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local tax. Any dividends paid or deemed paid to us by any one of our TRSs will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our stockholders to the extent the dividends received from the TRS are paid to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “REIT Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets (20% for taxable years beginning after December 31, 2017). We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets (20% for taxable years beginning after December 31, 2017); however, we cannot assure that this will always be true.

A TRS may generally engage in any business including the provision of customary or non-customary services to tenants of its parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as “rents from real property.” However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. However, for taxable years beginning after July 30, 2008, a TRS may provide rights to a brand name under which a health care facility is operated, if such rights are provided to an “eligible independent contractor” to operate or manage the health care facility and such health care facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified health care property or a qualified lodging facility solely because the TRS (i) directly or indirectly possesses a license, permit, or similar instrument enabling it to do so, or (ii) employs individuals working at such facility or property located outside the U.S., but only if an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS, if the economic arrangements between the REIT, the REIT’s tenants and the TRS are not comparable to similar arrangements among unrelated parties. Further, for taxable years beginning after 2015, a 100% excise tax is imposed on “redetermined TRS service income,” which is income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, its associated REIT and which would otherwise be increased on distribution, apportionment, or allocation under the Code (i.e., as a result of a determination that the amount of income to be paid for such services was not set at arm’s length).

Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such proportionate share. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT’s capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. For example, if the partnership holds any property primarily for sale to customers in the ordinary course of its trade or business, the REIT is treated as holding its proportionate share of such property primarily for such purpose. Thus, our proportionate share (based on our capital interest) of the assets, liabilities and items of income of any partnership in which we are a partner, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. For purposes of the 10% Value Test (described under “REIT Asset Tests” below) our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. Also, actions taken by the partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. For purposes of this section any reference to “partnership” shall refer to and include any partnership, limited liability company, joint venture and other entity or arrangement that is treated as a partnership for federal income tax purposes, and any reference to “partner” shall refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture and other entity or arrangement.

REIT Gross Income Tests: In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.

•	First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain “hedging transactions” entered into after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.
•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions and, commencing with our 2005 taxable year, certain “hedging transactions,” for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

For this purpose, the term “rents from real property” includes: (a) rents from interests in real property; (b) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (c) (i) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease; and (ii) for taxable years beginning after December 31, 2015, personal property leased in connection with a lease of real property will be treated as a real estate asset for purposes of the 75% asset test only to the extent that rents attributable to such personal property meets the 15% test described above. For purposes of (c), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year. In addition, for taxable years beginning after December 31, 2015, debt secured by a mortgage on both real and personal property will qualify as a real estate asset for purposes of the 75% asset test, and interest on such debt will be qualifying income for purposes of both the 95% and 75% income tests, if the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing the debt.

However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as “rents from real property,” the following conditions must be satisfied:

•	such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales);
•	such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person’s voting stock or at least 10% of the value of such person’s stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as “rents from real property” even if we own more than 10% of the TRS; and
•	the portion of such rent that is attributable to personal property for a taxable year that is leased under, or in connection with, a lease of real property may not exceed 15% of the total rent received or accrued under the lease for the taxable year.

In addition, all amounts (including rents that would otherwise qualify as “rents from real property”) received or accrued during a taxable year directly or indirectly by a REIT with respect to a property, will constitute “impermissible tenant services income” (and, thus, will not qualify as “rents from real property”) if the amount received or accrued directly or indirectly by the REIT for: (x) noncustomary services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, “Impermissible Services”) exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant’s convenience. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as “rents from real property”) will fail to qualify as “rents from real property.” For purposes of the 1% threshold, the amount that we will be deemed to have received for performing Impermissible Services will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we have a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In addition, for taxable years beginning after December 31, 2015, debt instruments issued by publicly offered REITs will be treated as real estate assets for purposes of the 75% asset test. Income from such debt instruments is qualifying income for purposes of the 95% income test, but it is not qualifying income for purposes of the 75% income test. Under a new asset test, not more than 25% of the value of our assets can consist of debt instruments of publicly offered REITs unless it would otherwise be treated as a real estate asset.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. For taxable years beginning after December 31, 2015, certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of will not be included in income for purposes of the 95% and 75% income tests. For this purpose, a “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

Certain alternative tests for satisfying the rules contained in the safe harbor provisions, under which certain sales of real estate assets will not be treated as prohibited transactions, were enacted and signed into law on December 18, 2015. We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to such corporation at regular corporate income tax rates.

We have not in the past owned and do not intend to acquire in the future investments in foreign countries. However, to the extent that we or our subsidiaries hold or acquire investments in foreign countries, taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and the 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or interests in real property and certain foreign currency gains attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income only for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or interests in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Notwithstanding the foregoing, for taxable years beginning after June 30, 2008, the Secretary of the Treasury may determine that any item of income or gain not otherwise qualifying for purposes of the 75% and 95% gross income tests may be considered as not constituting gross income for purposes of those tests, and that any item of income or gain that otherwise constitutes nonqualifying income may be considered as qualifying income for purposes of such tests.

If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;
•	we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return; and
•	for our 2004 and prior taxable years, the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. Even if this relief provision were to apply, we would nonetheless be subject to a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 95% (or 90% for our 2004 and prior taxable years) of our income exceeds the amount of qualifying income under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

REIT Asset Tests: At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the “Asset Tests”):

•	at least 75% of the value of our total assets must be represented by “real estate assets” (which also includes any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities (“75% Value Test”);
•	not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;
•	except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:
•	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% Value Test”);
•	we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% Vote Test”);
•	we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (“10% Value Test”); and
•	not more than 25% of the value of our total assets may be represented by securities of one or more TRSs (20% for taxable years beginning after December 31, 2017).

After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by the partnerships.

For purposes of the 5% Value Test, the 10% Vote Test or the 10% Value Test, the term “securities” does not include shares in another REIT, equity or debt securities of a QRS or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the “straight debt” safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury Regulations. For purposes of the 10% Value Test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in (6) and (7) above.

For taxable years beginning after July 30, 2008, for purposes of the 75% Value Test, cash includes any foreign currency used by the REIT or its qualified business unit as its “functional currency” (as defined in section 985(b) of the Code), provided that the foreign currency (a) is held by the REIT or its qualified business unit in the normal course of activities which give rise to qualifying income under the 75% or 95% gross income tests or which are related to acquiring or holding assets described in section 856(c)(4) of the Code and (b) is not held in connection with dealing, or engaging in substantial and regular trading, in securities.

Based on our regular quarterly asset tests, we believe that we have not violated any of the Asset Tests. However, we cannot provide any assurance that the IRS would concur with our beliefs in this regard.

If we fail to satisfy the Asset Tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the Asset Tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the Asset Test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% Value Test or the 10% Vote or the Value Tests described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the Asset Tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the Asset Tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the Asset Tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the Asset Tests.

REIT Distribution Requirements: To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (1) the sum of: (A) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (B) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we were to dispose of any asset acquired from a subchapter C corporation in a “carryover basis” transaction within five years of the acquisition, we would be required to distribute at least 90% of the after-tax “built-in gain” recognized on the disposition of such asset.

We must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if one of the following two sets of criteria are satisfied:

•	the dividends are declared in October, November or December and are made payable to stockholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or
•	the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or REIT taxable income that we do not distribute to our stockholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute during any calendar year (or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last 3 months of the calendar year) an amount at least equal to the sum of:

•	85% of our ordinary income for such year;
•	95% of our capital gain net income for such year; and

•	any undistributed taxable income required to be distributed from prior periods.

As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our stockholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction.

We expect that our cash flow will exceed our REIT taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing REIT taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement for REIT qualification under the Code. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable stock dividends in order to make such distributions.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within ninety days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Recordkeeping Requirements: We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from certain of our stockholders designed to disclose the actual ownership of our outstanding shares of capital stock. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify as a REIT: Commencing with our 2005 taxable year, if we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.

If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in the preceding paragraph in all circumstances.

Taxation of U.S. Stockholders

When we refer to the term U.S. Stockholders, we mean a holder of shares of our capital stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our capital stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our capital stock by the partnership.

Distributions Generally: For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. A U.S. Stockholder taxed at individual rates will generally not be entitled to the reduced tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends received from a non-REIT corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), and (b) that is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. U.S. Stockholders taxed at individual rates should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations.

Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Stockholder has held his shares of our capital stock. The highest marginal individual income tax rate is currently 39.6%. However, the maximum tax rate on long-term capital gain applicable to U.S. Stockholders taxed at individual rates is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. Thus, with certain limitations, capital gain dividends received by U.S. Stockholders taxed at individual rates may be eligible for preferential rates of taxation, and the tax rate differential between capital gain and ordinary income may be significant. We will generally designate our capital gain dividends as either 20% or 25% rate distributions. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. U.S. Stockholders taxed at individual rates may generally deduct capital losses not offset by capital gains against their ordinary income only up to a maximum annual amount of $3,000. Such taxpayers may carry forward unused capital losses indefinitely. A corporate U.S. Stockholder must generally pay tax on its net capital gain at ordinary corporate rates. A corporate U.S. Stockholder may generally deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. Finally, U.S. Stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock prior to allocating any remaining earnings and profits to distributions on our common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of capital stock in proportion to the allocation of earnings and profits as described above.

Special rules in the Code regarding earnings and profits are designed to ensure that shareholders, for taxable years after 2015, will not be treated as receiving dividends from a REIT that exceed the earnings and profits of the REIT. To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. Stockholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Stockholder’s adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. If the shares have been held for more than one year it will produce long-term capital gain. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions. The aggregate amount of dividends that we may designate as qualified dividends or capital gain dividends with respect to any taxable year beginning after 2015 cannot exceed the dividends actually paid by us during such year.

Dividends declared by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. Stockholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate as long-term capital gains in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include the designated amount in determining the U.S. Stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Stockholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

In March 2010, the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”) became law. The Reconciliation Act requires certain U.S. Stockholders who are individuals, estates or trusts to pay 3.8% Medicare tax on, among other things, dividend income and capital gains from the sale or other dispositions of stock, subject to certain exceptions. This tax applies for taxable years beginning after December 31, 2012.

Passive Activity Loss and Investment Interest Limitations: Distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, a U.S. Stockholder will not be able to offset any of this income with any passive losses of the stockholder from other activities. Dividends received by a U.S. Stockholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of our shares or capital gain dividends generally will be excluded from investment income unless the stockholder elects to have the gain taxed at ordinary income rates.

Sale/Other Taxable Disposition of Shares of our Capital Stock: In general, a U.S. Stockholder who is not a dealer in securities will recognize gain or loss on its sale or other taxable disposition of our shares equal to the difference between the amount of cash and the fair market value of any other property received on such sale or other taxable disposition and the stockholder’s adjusted basis in said shares at such time. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the 20% long-term capital gain tax rate for stockholders taxed at individual rates) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. Stockholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of shares of our capital stock held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

A redemption of our capital stock (including preferred stock or common stock) will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed stock would be transferred to the holder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Stockholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of shares of shares of our capital stock.

Treatment of Tax-Exempt Stockholders: Based upon published rulings by the IRS, distributions by us to a U.S. Stockholder that is a tax-exempt entity generally should not constitute “unrelated business taxable income” (“UBTI”), provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness,” within the meaning of the Code, and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of shares of our capital stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

For tax-exempt U.S. Stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from federal income taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in shares of our capital stock generally will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares of shares of our capital stock. Such prospective investors should consult their own tax advisors concerning these “set-aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), (ii) the percentage of the REIT’s dividends that the tax-exempt trust must treat as UBTI is at least 5%, and (iii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. We do not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “Taxation of U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of its stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Certain U.S. Federal Income Tax Consequences of the Stock Dividend to United States Stockholders: Each stockholder must include the sum of the value of the shares of our capital stock and the amount of cash, if any, received pursuant to the dividend in its gross income as dividend income to the extent that such stockholder’s share of the dividend is made out of its share of the portion of our current and accumulated earnings and profits allocable to the dividend. For this purpose, the amount of the dividend paid in shares of our capital stock will be equal to the amount of cash that could have been received instead of the shares of our capital stock. A stockholder that receives shares of our capital stock pursuant to the dividend would have a tax basis in such shares equal to the amount of cash that could have been received instead of such shares as described above, and the holding period in such shares would begin on the day following the payment date for the dividend.

The dividend will not be eligible for the dividends received deduction available to U.S. Stockholders that are domestic corporations other than S corporations. Such corporate holders should also consider the possible effects of section 1059 of the Code, which reduces a corporate holder’s basis in its shares, but not below zero, by the non-taxed portion of an extraordinary dividend, where the holder has not held such shares for more than two years before the dividend announcement date. Corporate stockholders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the taxable year and which is calculated without regard to the dividends received deduction.

For certain U.S. Stockholders, the dividend may be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its shares of our capital stock. A U.S. Stockholder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its shares, to the extent of the extraordinary dividend.

Special Tax Considerations For Non-U.S. Stockholders

Taxation of Non-U.S. Stockholders: The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in shares of our capital stock, including any reporting requirements.

Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests (“USRPIs”) (as defined below) nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. However, if income from the investment in shares of our capital stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the Non-U.S. Stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Stockholder to U.S. taxation on a net income basis) the Non-U.S. Stockholder generally will be subject to tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such income and is generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder, other than dividends treated as attributable to gain from sales or exchanges of USRPIs and capital gain dividends, paid to a Non-U.S. Stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (b) the Non-U.S. Stockholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business and, in either case, other applicable requirements were met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder’s shares, but rather will reduce the adjusted basis of such shares. For FIRPTA (defined below) withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to U.S. federal income taxation unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (except that a corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case such stockholder will be subject to a 30% tax on his or her capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of USRPIs will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Stockholder status on IRS Form W-8 to determine whether withholding is required on gains realized from the disposition of USRPIs. A U.S. Stockholder who holds shares on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Capital gain distributions to Non-U.S. Stockholders that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (1) shares of our capital stock continue to be treated as being “regularly traded” on an established securities market in the United States and (2) the Non-U.S. Stockholder did not own more than 10% of shares of our capital stock at any time during the one-year period preceding the distribution. As a result, Non-U.S. Stockholders owning 10% or less of shares of our capital stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If shares of our capital stock cease to be regularly traded on an established securities market in the United States or the Non-U.S. Stockholder owned more than 10% of shares of our capital stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. If a Non-U.S. Stockholder disposes of shares of our capital stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. Stockholder (or a person related to such Non-U.S. Stockholder) acquires or enters into a contract or option to acquire shares of our capital stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such Non-U.S. Stockholder under FIRPTA, then such Non-U.S. Stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Stock of a REIT held (directly or through partnerships) by a “qualified shareholder” will not be a USRPI, and capital gain dividends from such a REIT will not be treated as gain from the sale of a USRPI, unless a person (other than a qualified shareholder) that holds an interest (other than an interest solely as a creditor) in such qualified shareholders owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT. If the qualified shareholder has such an “applicable investor,” the portion of REIT stock held by the qualified shareholder indirectly owned through the qualified shareholder by the applicable investor will be treated as gains from the sale of USRPIs. For these purposes, a “qualified shareholder” is a foreign person which is in a treaty jurisdiction and satisfies certain publicly traded requirements, is a “qualified collective investment vehicle,’ and maintains records on the identity of certain 5% owners. A “qualified collective investment vehicle” is a foreign person that is eligible for a reduced withholding rate with respect to ordinary REIT dividends even if such person holds more than 10% of the REIT’s stock, a publicly traded partnership that is a withholding foreign partnership that would be a United States real property holding corporation if it were a United States corporation, or is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of the Code or required to include dividends in its gross income but entitled to a deduction for distribution to its investors. Finally, capital gain dividends and non-dividend redemption and liquidating distributions to a qualified shareholder that are not allocable to an applicable investor will be treated as ordinary dividends. These changes apply to dispositions and distributions on or after December 18, 2015.

Gain recognized by a Non-U.S. Stockholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a “domestically-controlled REIT” (generally, a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons). Effective December 18, 2015, in determining whether a REIT is domestically controlled, the REIT may presume that holders of less than 5% of a class of stock regularly traded on an established securities market in the United States are U.S. persons throughout the testing period, except to the extent that the REIT has actual knowledge to the contrary. In addition, any stock in the REIT held by another REIT that is publicly traded will be treated as held by a non-U.S. person unless the other REIT is domestically controlled, in which case the stock will be treated as held by a U.S. person. Finally, any stock in a REIT held by another REIT that is not publicly traded will be treated as held by a U.S. person to the extent that U.S. persons hold the other REIT’s stock. Since it is currently anticipated that we will be a “domestically-controlled REIT,” a Non-U.S. Stockholder’s sale of shares of our capital stock should not be subject to taxation under FIRPTA. However, because shares of our capital stock are publicly-traded, no assurance can be given that we will continue to be a “domestically-controlled REIT.” Notwithstanding the foregoing, gain from the sale of shares of our capital stock that is not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder’s investment in the shares is “effectively connected” with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

If we are not, or cease to be, a “domestically-controlled REIT,” whether gain arising from the sale or exchange of shares by a Non-U.S. Stockholder would be subject to United States taxation under FIRPTA as a sale of a USRPI will depend on whether any class of our shares is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), as is the case with shares of our capital stock, and on the size of the selling Non-U.S. Stockholder’s interest in us. In the case where we are not, or cease to be, a “domestically-controlled REIT” and any class of our shares is “regularly traded” on an established securities market at any time during the calendar year, a sale of shares of that class by a Non-U.S. Stockholder will only be treated as a sale of a USRPI (and thus subject to taxation under FIRPTA) if such selling stockholder beneficially owns (including by attribution) more than 5% of the total fair market value of all of the shares of such class at any time during the five-year period ending either on the date of such sale or other applicable determination date. To the extent we have one or more classes of shares outstanding that are “regularly traded,” but the Non-U.S. Stockholder sells shares of a class of our shares that is not “regularly traded,” the sale of shares of such class would be treated as a sale of a USRPI under the foregoing rule only if the shares of such latter class acquired by the Non-U.S. Stockholder have a total net market value on the date they are acquired that is greater than 5% of the total fair market value of the “regularly traded” class of our shares having the lowest fair market value (or with respect to a nontraded class of our shares convertible into a “regularly traded” market value on the date of acquisition of the total fair market value of the “regularly traded” class into which it is convertible). If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the shares would be required to withhold and remit to the IRS 15% of the amount realized by the seller on the sale of such shares.

“Qualified foreign pension funds” and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. For these purposes, a “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement if (i) it was created or organized under foreign law, (ii) it was established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) it does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) it is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) under the laws of the country in which it is established or operates, either contributions to such fund which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such fund or taxed at a reduced rate, or taxation of any investment income of such fund is deferred or such income is taxed at a reduced rate. This provision is effective for dispositions and distributions occurring after December 18, 2015.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders: We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a U.S. Stockholder with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. Stockholder that does not provide us with its correct taxpayer identification number. A U.S. Stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify to us its non-foreign status.

On March 18, 2010, the Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”) became law. The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends after June 30, 2014 and proceeds of a sale or other disposition in respect of our shares after December 31, 2018 that are realized by U.S. Stockholders who own their shares through foreign accounts or foreign intermediaries and certain non-U.S. Stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Non-U.S. Stockholders: If you are a Non-U.S. Stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of shares of our capital stock effected at a United States office of a broker as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and provided that the following additional requirements are met:
•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker either (i) a valid IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person or (ii) other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury Regulations, or
•	you otherwise establish your right to an exemption.

Payment of the proceeds from the sale of shares of our capital stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares of our capital stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or
•	the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares of our capital stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;
•	a controlled foreign corporation for United States tax purposes;
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
•	a foreign partnership, if at any time during its taxable year:
•	one or more of its partners are “U.S. persons,” as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or
•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish your right to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Recent Legislation May Alter who Bears the Liability in the Event a Partnership is audited and an Adjustment is Assessed

On November 2, 2015, the Bipartisan Budget Act of 2015 became law. Among other things, the Bipartisan Budget Act of 2015 changed the rules applicable to federal income tax audits of partnerships (such as any partnership of which we are a partner) and the collection of any tax resulting from such audits or other tax proceedings. Under the new rules, the partnership itself must pay any “imputed underpayments,” consisting of delinquent taxes, interest, and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them.

The new rule generally does not apply to audits of taxable years beginning before January 1, 2018, and many of the details, including the means by which a partnership can avail itself of the alternative methods and the manner in which the alternative methods may apply to REITs, will likely be determined through Treasury Regulations.

Therefore, it is not clear at this time what effect this new legislation will have on us or any partnership of which we are a partner. However, it is possible that in the future, we or any partnership of which we are a partner, or both, could be subject to, or otherwise bear the economic burden of, federal income tax, interest, and penalties resulting from a federal income tax audit as a result of the changes enacted by the Bipartisan Budget Act of 2015.

State and Local Tax

We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our capital stock.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. TAX CONSEQUENCES MAY VARY BASED UPON THE PARTICULAR CIRCUMSTANCES OF EACH INVESTOR. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND APPLICABLE FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES.

PLAN OF DISTRIBUTION

These securities may be offered and sold directly by us, through dealers or agents designated from time to time, or to or through underwriters or may be offered and sold directly by us for consideration consisting of goods and property, including real property directly by us or through a specific bidding or auction process, a rights offering or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, our net proceeds, any underwriting discounts and other items constituting underwriters’ compensation, public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. These securities may also be offered by us to our shareholders in lieu of dividends.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and
•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a forts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate value of all compensation to be received by participating FINRA members in any offering will not exceed 8% of the offering proceeds.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange; however, we anticipate that any common shares sold pursuant to a prospectus supplement will be eligible for trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for Public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the securities offered hereby and certain U.S. federal income tax matters will be passed upon for us by Dentons US LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of One Liberty Properties, Inc. appearing in One Liberty Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including a schedule appearing therein), and the effectiveness of One Liberty Properties, Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$5,693.70	(1)
Accounting Fees	5,000.00
Legal Fees and Disbursements	—
Printing Fees	10,000.00
Miscellaneous	—	(2)
Total:	$20,693.70
(1)	The registration fee of $5,693.70 is calculated pursuant to Rule 457(o) and reflects an offset resulting from the inclusion of previously-registered and unsold securities pursuant to Rule 415(a)(6).
(2)	Does not include expenses of preparing any accompanying prospectus supplements, listing fees, transfer agent fees and other expenses related to offerings of particular securities.
Item 15.	Indemnification of Officers and Directors.

The registrant’s charter obligates it to indemnify its directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant’s charter provides for elimination of the liability of its directors and officers to the registrant or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Item 16.	Exhibits.

See the index to exhibits, which is incorporated herein by reference.

Item 17.	Undertakings.
(A)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on March 10, 2017.

ONE LIBERTY PROPERTIES, INC.

March 10, 2017	By:	/s/ Patrick J. Callan, Jr.
Patrick J. Callan, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Patrick J. Callan, Jr., Mark H. Lundy and David W. Kalish, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on March 10, 2017.

Signature	Title	Date
/s/ Matthew J. Gould	Chairman of the Board of Directors	March 10, 2017
Matthew J. Gould

/s/ Fredric H. Gould	Vice Chairman of the Board of Directors	March 10, 2017
Fredric H. Gould

/s/ Patrick J. Callan, Jr.	President, Chief Executive Officer and Director	March 10, 2017
Patrick J. Callan, Jr.

/s/ Charles Biederman	Director	March 10, 2017
Charles Biederman

/s/ James J. Burns	Director	March 10, 2017
James J. Burns

/s/ Joseph A. DeLuca	Director	March 10, 2017
Joseph A. DeLuca

/s/ Jeffrey A. Gould	Director	March 10, 2017
Jeffrey A. Gould

Signature	Title	Date
/s/ Louis P. Karol	Director	March 10, 2017
Louis P. Karol

/s/ J. Robert Lovejoy	Director	March 10, 2017
J. Robert Lovejoy

/s/ Leor Siri	Director	March 10, 2017
Leor Siri

/s/ Eugene I. Zuriff	Director	March 10, 2017
Eugene I. Zuriff

/s/ David W. Kalish	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 10, 2017
David W. Kalish

/s/ Karen Dunleavy	Vice President, Financial (Principal Accounting Officer)	March 10, 2017
Karen Dunleavy

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement for common stock, preferred stock, warrants or subscription rights.**
4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to One Liberty Properties, Inc.’s Registration Statement on Form S-2, Registration No. 333-86850, filed on April 24, 2002 and declared effective on May 24, 2002).

4.2	Articles Supplementary with respect to any preferred stock to be issued hereunder.**
4.3	Form of preferred stock certificate.**
4.4	Form of warrant agreement.**
4.5	Form of warrant certificate.**
4.6	Form of subscription rights agreement.**
4.7	Form of subscription rights certificate.**
5.1	Opinion of Dentons US LLP.*
8.1	Tax Opinion of Dentons US LLP.*
23.1	Consent of Dentons US LLP (included in its opinions filed as Exhibits 5.1 and 8.1).*
23.2	Consent of Ernst & Young LLP, independent registered public accountants.*
24.1	Powers of Attorney (included on the signature page of this Registration Statement).*
*	Filed herewith.
**	To be incorporated by reference in connection with the offering of the offered securities.